ANSLOW & JACLIN, LLP
                          4400 ROUTE 9 SOUTH, 2ND FLOOR
                           FREEHOLD, NEW JERSEY 07728
                            Telephone (732) 409-1212
                            Facsimile (732) 577-1188

October 19, 2001

Combined Opinion and Consent

Segway VI Corp.
4400 Route 9 SOuth, 2nd Floor
Freehold, New Jersey  07728

     Re:     Segway VI Corp.

Gentlemen:

We have acted as counsel to Segway VI Corp., a New Jersey corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 as amended (the "Act") of the Company's Registration Statement on Form SB-2, filed contemporaneously with the Commission relating to the registration under the Act of 4,000,000 units ("units") each consisting of one share of the Company's common stock, one A warrant to purchase one share of the Company's common stock at $.25 per share and one B warrant to purchase one share of the Company's common stock at $.50 per share.

In rendering this opinion, we have reviewed the Registration Statement on Form SB-2, as well as a copy of the Certificate of Incorporation of the Company, as amended, and the By-Laws of the Company. We have also reviewed such statutes and judicial precedents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with, the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

(1) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of New Jersey;

(2) The units and shares of the Company's common stock, when issued in connection with the Registration Statement, will be legally issued, fully paid and non-assessable.

Richard I. Anslow, Gregg E. Jaclin, our principals, own 4,000,000 (40%) and 1,000,000 (10%) shares of the issued and outstanding common stock of the Company.

This opinion is limited to the General Corporation Law of the State of New Jersey and we express no opinion with respect to the laws of any other jurisdiction. We consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form SB-2. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

Very truly yours,

ANSLOW & JACLIN, LLP

By: /s/ Gregg E. Jaclin
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        Gregg E. Jaclin

GEJ/tp